CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 19, 1995 (except with respect to matters discussed in the first subheading of Note 2 as to which the date is March 29, 1996) included in Medmarco, Inc.'s Form 10-KSB for the year ended December 31, 1995, and to all references to our Firm included in this registration statement.



/s/ BRADSHAW, SMITH & CO.

Bradshaw, Smith & Co.

Las Vegas, Nevada
June 27, 1996